INVESTMENT ADVISORY AGREEMENT

    AGREEMENT made this       day of           , 1996, by and between
PRAGMA INVESTMENT TRUST (the "Trust"), an unincorporated business trust organized under the laws of the State of Ohio, and PRAGMA, INC. (the "Adviser"), a corporation organized under the laws of the State of Texas.

                                  WITNESSETH:

    WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

    WHEREAS, the Trust currently consists of one series portfolio, the PRAGMA Providence Fund (the "Fund"), and the Trustees have the power to create additional series;

    WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

    WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the Trust and the Fund and the Adviser is willing to furnish such services to the Trust and the Fund;

    NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

    1.   Appointment of Adviser.  The Trust hereby appoints the
Adviser to act as investment manager of the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

    2. Investment Advisory Services. The Adviser shall supervise the investments of the Fund. In such capacity, the Adviser shall maintain a continuous investment program for the Fund, determine what securities shall be purchased or sold by the fund, secure and evaluate such information as it deems proper and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders.

    The Adviser shall also provide or arrange for and supervise the provision by third parties to the Fund of custody, transfer agency, administrative, accounting, legal, audit and similar services.


    In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available and in
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selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker or dealer to the Fund or other accounts over which the Adviser or any affiliate of the Adviser exercised investment discretion. The Adviser may cause the Fund to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or in terms of all of the accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion.

    3. Compliance with Laws. All functions undertaken by the Adviser hereunder shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the 1940 Act, and any rules and regulations promulgated thereunder; (2) any other applicable provisions of law; (3) the Declaration of Trust of the Trust as amended from time to time; (4) the Bylaws of the Trust as amended from time to time; and (5) the registration statements of the Trust as amended from time to time, filed under the Securities Act of 1933, as amended and the 1940 Act.

    4. Board Supervision. All of the functions undertaken by the Adviser hereunder shall at all times be subject to the direction of the Board of Trustees of the Trust, or any committee thereof or officers of the Trust acting under the authority of the Board of Trustees.

    5. Payment of Expenses. The Adviser will pay all of the expenses of the Fund (including the fees and charges of third-party service providers engaged pursuant to paragraph (2) above) except the following: interest; taxes; brokerage commissions; extraordinary expenses; and the fees and expenses, including ordinary counsel fees, of those Trustees who are not "interested persons" as defined in the 1940 Act (hereinafter referred to as the "Independent Trustees"). The Adviser will provide the Trust with such facilities and personnel as may, from time to time, be required to carry on the business of the Fund including but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software and salaried and hourly paid personnel. The Adviser may at its expense employ others to provide all or any part of such facilities and personnel.

    6. Account Fees. The Trust, by resolution of the Board of Trustees, including a majority of the Independent Trustees, may from time to time authorize the imposition of a fee as a direct charge against shareholder accounts of the Fund, such fee to be retained by the Trust or to be paid to the Adviser to defray expenses which would otherwise be paid by the Adviser in accordance with the provisions of paragraph 5 of this Agreement. At least sixty (60) days' prior written notice of the intent to impose such fee must be given to the shareholders of the Fund.
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    7.   Compensation of Adviser.  (a) As full compensation for the services and such facilities as may from time to time be furnished by the Adviser under this Agreement, the Fund agrees to pay to the Adviser a fee at the annual rate of 1.50% of the Fund's average daily net asset value less the accrued fees and expenses, including ordinary counsel fees, of the Independent Trustees of the Trust. Such fee shall be accrued daily and payable monthly. For purposes of calculating such fee, such net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Fund's current Prospectus and Statement of Additional Information.

    (b) For any period less than a full month during which this Agreement is in effect the compensation payable to the Adviser hereunder shall be prorated according to the proportion which such period bears to a full month.

    (c) The Adviser agrees that if total expenses of the Fund for any fiscal year exceed the permissible limits applicable to the Fund in any state in which the Fund's shares are then qualified for sale, the compensation due the Adviser for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof at the time such compensation is payable after the end of each calendar month during such fiscal year of the Fund, subject to readjustment during the Fund's fiscal year.

    8. Limitation of Liability of Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale, or retention of any investment on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

    9. Term and Termination. (a) This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

    (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser, on sixty days' written notice to the other party.

    (c) This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).
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    10.  Limitation of Liability of Trustees and Shareholders.  A
copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the State of Ohio and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees or holders of shares of the Trust individually but are binding only upon the assets and property of the Trust.

    11. Use of Name. The name "PRAGMA" is a property right of the Adviser and may be used by the Adviser in other connections and for other purposes, including in the name of other investment companies. The Fund will discontinue any use of the name "PRAGMA" if the Adviser ceases to be employed as the Fund's investment manager.


    IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                       PRAGMA INVESTMENT TRUST
ATTEST:

____________________
                                       By:___________________________
                                          President



                                       PRAGMA, INC.
ATTEST:

____________________
                                       By:___________________________
                                          President

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